UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FRANK’S INTERNATIONAL N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANNUAL MEETING OF SHAREHOLDERS

FRANK’S INTERNATIONAL N.V.

Mastenmakersweg 1, 1786 PB Den Helder, The Netherlands

to be held on June 10, 2020 at 2:00 p.m. Central European Time

In the offices of Van Campen Liem Amsterdam, J.J. Viottastraat 52, 1071 JT,

Amsterdam, The Netherlands

To the shareholders of Frank’s International N.V.:

The annual meeting of the shareholders of Frank’s International N.V. (the “Company”) will be held on the date, time and location as mentioned above. In view of the of the COVID-19 pandemic, the Company strongly encourages its Shareholders to exercise their voting rights through an electronic or written proxy. For health and safety reasons, Frank’s International also encourages to follow the AGM through the telephone conference / audio webcast, of which the details are set below, through which the opportunity will be provided to raise questions.

United States of America     +1 (847) 585-4405

The Netherlands                   +31 207 139 194

Conference ID                      49697153

If a shareholder nevertheless insists on attending the meeting in-person, he or she is requested to send an email to investor.info@franksintl.com on or before May 29, 2020 with the motivation to attend in-person. To ensure a safe and orderly meeting as much as possible, the Company will assess each such request and it cannot admit shareholders who have not submitted a request to attend in-person. Shareholders who do attend the meeting in-person will do so at their own health risk and are responsible for maintaining the mandatory social distance at all times. Those who show symptoms of (potentially) COVID-19, or who have been in contact with any person suffering from COVID-19 during the previous 14 days, may not attend the meeting. We will adhere to instructions made by the Dutch government from time to time, for example on maximum number of people attending and social distancing. We will continue to closely monitor developments and will share further updates through our website.

This annual meeting has been called by the Company’s board of managing directors (the “Management Board”) and the Company’s board of supervisory directors (the “Supervisory Board”). For this meeting, you will be asked to consider and vote upon the following proposals:

1.	To elect Mr. L. Don Miller and Mr. Erich Mosing, and to re-elect seven of the nine current directors of the Supervisory Board to serve until the Company’s annual meeting of shareholders in 2021;

2.	To appoint Melissa Cougle and to reappoint Steven Russell and John Symington as managing directors of the Company to serve until the Company’s annual meeting of shareholders in 2021;

3.

To review the annual report for the fiscal year ended December 31, 2019, including the paragraph relating to corporate governance, to confirm and ratify the preparation of the Company’s statutory annual accounts and annual report in the English language and to confirm and adopt the annual accounts for the fiscal year ended December 31, 2019;

4.	To discharge the members of the Company’s Supervisory Board from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2019;

5.	To discharge the members of the Company’s Management Board from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2019;

6.	To appoint KPMG Accountants N.V. as our auditor who will audit the Dutch statutory annual accounts of the Company for the fiscal year ending December 31, 2020, as required by Dutch law;

7.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm to audit our U.S. GAAP financial statements for the fiscal year ending December 31, 2020;

8.

To ratify and approve the remuneration of the members of the Supervisory Board granted for the period from the 2019 annual meeting until the date of the 2020 annual meeting, and to approve the remuneration of the members of the Supervisory Board for the period from the 2020 annual meeting up to and including the annual meeting in 2021;

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9.

To authorize the Company’s Management Board, subject to Supervisory Board approval, to repurchase shares up to 10% of the issued share capital, for any legal purpose, at the stock exchange or in a private purchase transaction, at a price between $0.01 and 105% of the market price on the New York Stock Exchange (the “NYSE”), and during a period of 18 months starting from the date of the 2020 annual meeting; and

10.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

All shareholders of the Company are entitled to attend the annual meeting and to vote the shares of common stock (the “Common Stock”) that they hold as of the “day of registration” (“dag van registratie”) as referred to in the Dutch Civil Code (which is May 13, 2020, as described further in the proxy statement). Each person who attends the annual meeting may be asked to present valid picture identification, such as a driver’s license or passport and proof of share ownership as of May 13, 2020. Examples of proof of share ownership include voting instruction statements from a broker or bank or share certificates. Even if you plan to attend the annual meeting, the Company urges you to promptly vote your shares of Common Stock by submitting your marked, signed and dated proxy card. You will retain the right to revoke your proxy at any time before the vote, or to vote your shares of Common Stock personally if you attend the annual meeting. Please note, however, that if you hold your shares of Common Stock through a broker or other nominee, and you wish to vote in person at the annual meeting, you must obtain from your broker or other nominee a proxy issued in your name.

For further information, please review the proxy statement at www.proxydocs.com/fi, which contains detailed descriptions of the proposals to be voted upon at the annual meeting.

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